EXHIBIT (d)(v)

Execution Version

BLACKSTONE CAPITAL PARTNERS VII L.P.

BLACKSTONE CAPITAL PARTNERS ASIA L.P.

BLACKSTONE CAPITAL PARTNERS ASIA (LUX) SCSP

C/O BLACKSTONE INC.

345 PARK AVENUE

NEW YORK, NEW YORK 10154

May 8, 2025

Breeze Merger Corporation

c/o Blackstone Inc.

345 Park Avenue

New York, New York 10154

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Blackstone Capital Partners VII L.P., a Delaware limited partnership, Blackstone Capital Partners Asia L.P., a Cayman Islands exempted limited partnership, and Blackstone Capital Partners Asia (Lux) SCSp, a Luxembourg special limited partnership (société en commandite spéciale), and affiliated funds (each, a “Sponsor” and, collectively, the “Sponsors”), on the terms and subject to the conditions described below, to purchase, or cause the purchase of, the equity, debt or other securities of Breeze Merger Corporation, a Delaware corporation (the “Merger Corporation”). It is contemplated that, pursuant to the Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) entered into concurrently herewith by and between the Merger Corporation and TaskUs, Inc., a Delaware corporation (the “Company”), pursuant to which, among other things, the Merger Corporation will be merged with and into the Company, and the separate corporate existence of the Merger Corporation will thereupon cease and the Company will continue as the surviving corporation, collectively owned, directly or indirectly, by the Continuing Stockholders, on the terms and subject to the conditions set forth in the Merger Agreement. Each capitalized term used but not defined in this letter agreement will have the meaning ascribed to it in the Merger Agreement.

1. Commitment. Each Sponsor hereby commits, severally (and not jointly or jointly and severally), on the terms and subject to the conditions set forth in this letter agreement, at the Closing, to purchase, or cause the purchase of, equity, debt or other securities of the Merger Corporation in an amount equal to such Sponsor’s Pro Rata Percentage (as defined below) of the aggregate cash purchase price of $330,000,000 (the “Commitment”), solely for the purpose of, and solely as necessary for, allowing the Merger Corporation to fund all or a portion of the Required Amount. Notwithstanding anything herein to the contrary, no Sponsor will, under any circumstances, be obligated to contribute in the aggregate more than its Pro Rata Percentage of the Commitment to the Merger Corporation. Each Sponsor may effect the purchase of the equity, debt or other securities of the Merger Corporation directly or indirectly through one or more affiliated entities, assignees, or other co-investors who are Continuing Stockholders (or Affiliates thereof) provided, however, that no such action will reduce the amount of the Commitment or otherwise affect the obligations of such Sponsor under this letter agreement except to the extent actually funded by such affiliated entity, assignee or co-investor (in which case such Sponsor’s Pro Rata Percentage of the Commitment will be concomitantly reduced by the amount so funded). In the event the Merger Corporation does not require all of the equity financing with respect to which the Sponsors have made this Commitment to be funded in order to pay the Required Amount, the amount to be funded by the Sponsors under this letter agreement may be concomitantly reduced as determined by the Sponsors by the amount of such unnecessary funding; provided that any such reduction shall (x) only occur simultaneously with the consummation of the Closing and the payment of the Required Amount and (y) solely to the extent that, after giving effect to any such reduction, the Merger Corporation would still be able to consummate the Transactions (including, for the avoidance of doubt, payment of the Required Amount). Further, in the event that the Company reserves cash as Reserved Amounts in accordance with Section 7.12(c) of the Merger Agreement, the Commitment shall be automatically and permanently reduced by the aggregate amount of all such Reserved Amounts.

2. Conditions. The obligation of the Sponsors to fund or cause the funding of the Commitment in accordance with the terms of this letter agreement shall be subject solely to (i) the satisfaction (or waiver by the Merger Corporation) of each of the conditions in Sections 8.01 and 8.02 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) and (ii) the substantially concurrent consummation of the Closing in accordance with the terms of the Merger Agreement.

3. Enforceability. This letter agreement may only be enforced by the Merger Corporation at the direction of the Sponsors, and nothing set forth in this letter agreement shall be construed to confer upon or give the Company or any other Person (including, without limitation, the Company’s equity holders or direct and indirect creditors), other than the parties hereto and their respective successors and permitted assigns, any rights to enforce the Commitment or to cause the Merger Corporation to enforce the Commitment; provided that, notwithstanding the foregoing, (a) if the Company is expressly entitled to specific performance in accordance with Section 10.08 of the Merger Agreement to cause the Commitment to be funded, the Company may enforce the Merger Corporation’s right to cause the Commitment to be funded (solely to the extent that the Merger Corporation can enforce the Commitment in accordance with the terms hereof) without the direction of the Sponsors, and in such event and solely to such extent the Company will be deemed an express third-party beneficiary of the Merger Corporation’s rights under this letter agreement and (b) the Company is an express third-party beneficiary of this letter agreement with respect to (i) the second sentence of Section 4 hereof and (ii) the last sentence of Section 13 hereof. The exercise by the Merger Corporation or the Company of any right to enforce this letter agreement does not give rise to any other remedies, monetary or otherwise.

4. No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of the Merger Corporation and the Sponsors. Any such amendment or modification shall be subject to the Company’s written consent (acting at the direction of the Special Committee), except that this letter agreement may be amended by the sole action of the Sponsors solely to the extent necessary to reflect the addition of one or more assignees permitted pursuant to Section 13 hereof. This letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Sponsors or any of their respective Affiliates, on the one hand, and the Merger

Corporation or any of its Affiliates, on the other, with respect to the transactions contemplated hereby (other than the Merger Agreement and the other agreements expressly referred to herein or therein as being entered into in connection with the Merger Agreement). No transfer of any rights or obligations hereunder shall be permitted except in accordance with Section 13 hereof. Any transfer in violation of the preceding sentence shall be null and void. The failure of any party or third-party beneficiary to assert any of its rights under this letter agreement or otherwise shall not constitute a waiver of those rights.

5. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

a. This letter agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

b. Each of parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that, if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this letter agreement brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in the manner contemplated by Section 10.02 of the Merger Agreement (provided that, in the case of the Sponsors, the notice address for service of process shall be the address set forth above); and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this letter agreement or the transactions contemplated hereby may not be enforced in or by any of the above named courts.

c. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(C).

6. Counterparts; Signature. This letter agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7. No Third-Party Beneficiaries. Except as set forth in Sections 3 and 10 hereof, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and nothing in this letter agreement, express or implied, is intended to and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights under this letter agreement.

8. Confidentiality. This letter agreement is being provided to the Merger Corporation solely in connection with the Merger Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement), except with the written consent of the Sponsors; provided that no such written consent shall be required for any disclosure of the existence or terms of this letter agreement (a) to the parties to the Merger Agreement or their representatives or advisors with a need to know in connection with the Transactions, (b) in connection with the enforcement of any right or remedy arising under this letter agreement or the Merger Agreement or (c) to the extent required by applicable Law, the applicable rules of any national securities exchange or if required in connection with any required filing or notice with any Governmental Authority relating to the Transactions.

9. Termination. The obligation of each Sponsor to fund its Pro Rata Percentage of the Commitment will terminate automatically and immediately upon the earliest to occur of: (a) the consummation of the Closing (at which time the obligation shall be discharged), (b) the valid termination of the Merger Agreement in accordance with its terms and (c) the Company or any of its Affiliates or any Representatives of the foregoing (including the Special Committee), directly or indirectly, asserting any claim or commencing any Action at law or equity against (i) any Sponsor under or in connection with the Merger Agreement or any of the transactions contemplated hereby or thereby (other than (x) any claim for breach or seeking to prevent a breach of the Confidentiality Agreement or the Voting Agreement (pursuant to the respective terms thereof), (y) any claim by the Company against the Merger Corporation under, and subject to the terms of, the Merger Agreement (pursuant to the terms thereof) or (z) any claim by the Company seeking an injunction or other specific performance against any Sponsor under this letter agreement to the extent permitted by Section 3 hereof (such claims or Actions solely against the Persons so identified, collectively, the “Retained Claims”)) or (ii) any Non-Recourse Party (as defined below) (other than the Merger Corporation) under, in connection with or related to the Merger Agreement or any of the Transactions.

10. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this letter agreement, the Merger Corporation covenants, agrees and acknowledges that no Person other than the Sponsors has any liability, obligation or commitment of any nature (whether known or unknown, whether due or to become due, absolute, contingent or otherwise) hereunder or in connection with the transactions contemplated hereby and that, notwithstanding that each Sponsor or its respective general partner (and any assignee permitted under Section 13 hereof) may be a limited partnership or limited liability company, the Merger Corporation has no right of recovery under this letter agreement or under any document or instrument delivered in connection herewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, this letter agreement, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith, against, and no personal liability whatsoever in respect thereof shall attach to, be imposed upon or otherwise be incurred by, the former, current or future direct or indirect equity holders, controlling persons, directors, officers, employees, agents, Affiliates (other than any assignee permitted under Section 13 hereof), members, managers or general or limited partners of any of the Sponsors or the Merger Corporation or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than any assignee permitted under Section 13 hereof) or agent of any of the foregoing, financing source, successor, predecessor, attorney or other Representatives or successors or assigns of any of the foregoing (collectively, but not including the Sponsors, the “Non-Recourse Parties”), whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by on or behalf of the Merger Corporation against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise; provided that nothing herein shall limit, waive or modify any Retained Claim or any Person’s rights with respect to any Retained Claim. Notwithstanding any exercise or right to exercise its enforcement rights in accordance with Section 3 hereof, the Company is subject to this Section 10 to the same extent that the Merger Corporation is. Notwithstanding anything herein to the contrary, the liability of each Sponsor shall be several (and not joint or joint and several) based upon such Sponsor’s Pro Rata Percentage, and no Sponsor shall be liable for any amounts hereunder in excess of its Pro Rata Percentage of the Commitment. The “Pro Rata Percentage” of each Sponsor is as set forth opposite such Sponsor’s name on Schedule A hereto.

11. Headings. Section and subsection headings contained in this letter agreement are for reference purposes only and shall not affect in any way the meaning, interpretation, or construction hereof.

12. Severability. If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions hereof shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

13. Assignment. Each Sponsor shall be entitled, at its sole discretion and without the prior written consent of the other Sponsors, the Merger Corporation or the Company, to assign all or a portion of its obligations hereunder to one or more Persons, Affiliates or co- investors that agree to assume such Sponsor’s obligations hereunder; provided that (i) any assignment to a Person that is not an Affiliate of such Sponsor would not reasonably be expected to result in a Merger Corporation Material Adverse Effect, (ii) any such assignment would not give rise to a requirement to make a filing under any Antitrust Law and (iii) such Sponsor shall remain obligated to perform its obligations hereunder to the extent not performed by such assignees. Except as provided above, this letter agreement shall not be assignable without the consent of the parties hereto and the Company (acting at the direction of the Special Committee) (such consent not to be unreasonably withheld, conditioned or delayed).

[signature page follows]

Sincerely,

BLACKSTONE CAPITAL PARTNERS VII, L.P. By: Blackstone Management Associates VII L.L.C., its General Partner By: BMA VII L.L.C., its sole member

By:	/s/ Robert Brooks
Name: Robert Brooks Title: Authorized Signatory

BLACKSTONE CAPITAL PARTNERS ASIA L.P. By: Blackstone Management Associates Asia L.P., its General Partner By: BMA Asia L.L.C., its sole member

By:	/s/ Christopher Striano
Name: Christopher Striano Title: Senior Managing Director

BLACKSTONE CAPITAL PARTNERS ASIA (LUX) SCSP By: Blackstone Management Partners L.L.C., its investment advisor

By:	/s/ Christopher Striano
Name: Christopher Striano Title: Senior Managing Director

[Signature Page to Equity Commitment Letter]

Agreed to and accepted:

BREEZE MERGER CORPORATION

By:	/s/ Amit Dalmia
Name: Amit Dalmia Title: Authorized Signatory

[Signature Page to Equity Commitment Letter]

Schedule A

Pro Rata Percentages

Sponsor	Pro Rata Percentage
Blackstone Capital Partners VII L.P.	40.00%
Blackstone Capital Partners Asia L.P.	50.31466666032220%
Blackstone Capital Partners Asia (Lux) SCSp	9.68533333967777%

[Schedule A – Sponsors’ Pro Rata Percentage]